090403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	**20190078130-11**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **02/22/2019 9:04 AM**
	Entity Number **E0041602019-6**

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

Verb Technology Company, Inc.

2. Description of the original document for which correction is being made:

Articles of Merger

3. Filing date of the original document for which correction is being made: 1/31/2019

4. Description of the inaccuracy or defect:

Section 7 inadvertently stated the effective date and time of the filing as February 1, 2018 at 11:55 P.M.

5. Correction of the inaccuracy or defect:

Section 7 should have stated the effective date and time of the filing as February 1, 2019 at 11:55 P.M.

6. Signature:

X [signature]

Authorized Signature	**Title ***	**Date**
	Chief Executive Officer	2/22/2019

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.